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                                                                Exhibit (d)(8)


                                PLC SYSTEMS INC.

                   FORM OF NONQUALIFIED STOCK OPTION AGREEMENT
                                  GRANTED UNDER
            2000 NON-QUALIFIED PERFORMANCE AND RETENTION EQUITY PLAN


1. GRANT OF OPTION.

     This agreement evidences the grant by PLC Systems Inc. (the "Company") on __________ (the "Grant Date") to ______________ (the "Participant"), of an
option to purchase, in whole or in part, on the terms provided herein and in the Company's 2000 Non-Qualified Performance and Retention Equity Plan (the "Plan"), a total of __________ shares (the "Shares") of common stock, no par value per share, of the Company ("Common Stock") at $_____ per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on __________ (the "Final Exercise Date").

     It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code"). Except as otherwise indicated by the context, the term "Participant", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. VESTING SCHEDULE.

     This option will become exercisable ("vest") as to one-sixth of the original number of Shares on the Grant Date and as to an additional one-sixth of the original number of Shares at the end of each successive six-month period following the Grant Date until two and one-half years following the Grant Date.

     The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3. EXERCISE OF OPTION.

     (a) FORM OF EXERCISE. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. This option may be exercised in whole or in part from time to time; provided, however, that an option may not be exercised as to less than 100 shares at any one time unless it is being exercised in full and the balance of the shares subject to option is less than 100.

     (b) CONTINUOUS RELATIONSHIP WITH THE COMPANY REQUIRED. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or officer of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Participant").

     (c) TERMINATION OF RELATIONSHIP WITH THE COMPANY. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate 90 days after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

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     (d) EXERCISE PERIOD UPON DEATH OR DISABILITY. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for "cause" as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

     (e) DISCHARGE FOR CAUSE. If the Participant, prior to the Final Exercise Date, is discharged by the Company for "cause" (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. "Cause" shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for "Cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for cause was warranted.

4. ACQUISITION EVENT.

     In the event of an Acquisition Event (as defined in the Plan), the Company shall give prior notice to the Participant that the Participant may exercise up to 100% of this option as of a time specified in such notice. If the Participant does not exercise the option prior to the consummation of the Acquisition Event, all unexercised portions of this option shall terminate and be of no further force or effect.

5. WITHHOLDING.

     No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

6. NONTRANSFERABILITY OF OPTION.

     This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

7. PROVISIONS OF THE PLAN.

     This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

     IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.



                                       PLC Systems Inc.

Dated: _________                       By: ____________________________________
                                           Name:  _____________________________
                                           Title: _____________________________




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                            PARTICIPANT'S ACCEPTANCE

     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company's 2000 Non-Qualified Performance and Retention Equity Plan.

                                       PARTICIPANT:



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